EXHIBIT 99.1

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, Chief Financial Officer
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Announces Acquisition

Houston, TX, October 1, 2019 – U.S. Physical Therapy, Inc. (NYSE: USPH), a national operator of outpatient physical therapy clinics, announced that the Company just completed the acquisition of an eleven-clinic physical therapy practice. USPH acquired a 67% interest with the practice’s clinical owners retaining 33%. The purchase price was approximately $12.3 million. The business generates $6.6 million in annual revenue. The practice has approximately 59,000 annual patient visits.

Chris Reading, Chief Executive Officer, said, “We are extremely excited to partner with this very talented and capable team.  Our partnership, which has been a while in the making, will provide the necessary resources for further significant expansion allowing us to positively impact many more patients’ lives as well as communities in the region.”

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 573 outpatient physical therapy clinics in 41 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 26 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

                                                                                             ###